CUSIP NO 8835550 10 5.                     13G               Page 6 of 6 Pages

EXHIBIT 2

REPORTING PERSON RELATIONSHIPS

     On December 31, 2000, Charles River Partnership VI ("CRP VI") was the registered holder of 355,248 shares of Thermatrix Inc. common stock. Its "sister" venture capital partnership, Charles River Partnership VI-A ("CRP VI-A"), was the registered holder of 62,691 shares of Thermatrix Inc. common stock. The general partner of both CRP VI and CRP VI-A is Charles River VI GP Limited Partnership ("CRP VI GP"). CRP VI GP disclaims beneficial ownership of the shares held by CRP VI and CRP VI-A in which it does not have a pecuniary interest.